Lihua International Reports Fourth Quarter and Full-Year 2011 Financial Results

Full Year 2011 Revenue Increased 72% to $637 Million;

Non-GAAP Net Income Increased 26% to $50 Million

Full-Year 2012 Gross Profit and Non-GAAP Net Income Expected to Exceed 2011 by 23-27% and 22-28%, Respectively

DANYANG, CHINA — March 15, 2012 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum (“CCA”) wire, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights

•	Sales increased 31% year-over-year to $177.6 million.
•	Gross profit decreased 5% year-over-year to $19.7 million.
•	Net income increased 29% to $12.7 million, or $0.42 per diluted share, compared with $9.9 million, or $0.33 per diluted share in the fourth quarter of 2010.
•	Non-GAAP net income[1] was $12.8 million, or $0.43 per diluted share, compared with $13.4 million, or $0.44 per diluted share in the fourth quarter of 2010.
•	Adjusted EBITDA was $18.0 million, compared with $18.8 million in the fourth quarter of 2010.[2]
•	Strong balance sheet with $105.6 million in cash and cash equivalents, or $3.52 per share, as of December 31, 2011, compared with $90.6 million as of December 31, 2010.
•	Cash flow from operations of $11.9 million, compared with cash flow from operations of $2.4 million in the fourth quarter of 2010.

Full-Year 2011 Financial Highlights

•	Sales increased 72% year-over-year to $637.1 million.
•	Gross profit increased 22% year-over-year to $75.7 million.
•	Net income increased 38% to $53.1 million, or $1.77 per diluted share, compared with $38.5 million, or $1.34 per diluted share in 2010.

[1]	Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.
[2]	Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

•	Non-GAAP net income[3] was $50.0 million, or $1.66 per diluted share, a 26% increase, compared with $39.7 million, or $1.39 per diluted share in 2010.
•	Adjusted EBITDA increased 23% year-over-year to $69.7 million.[4]

2011 and Recent Business Highlights

•	Appointed Daphne Huang as Chief Financial Officer on October 23, 2011.
•	Completed efficiency enhancements on existing copper anode and copper rod smelters, increasing annual production capacity of copper anode from 25,000 to 35,000 tons and copper rod from 25,000 to 50,000 tons.
•	The construction and installation of two new smelters, as well as the utility, recycling, dust collection and filtration systems continued, with completion and initial production expected by the end of April 2012. Estimated annual capacity of the smelters is 25,000 tons each.
•	Completed quality testing of prototype CCA cable and wire products developed in conjunction with the Shanghai Electric Cable Research Institute (“SECRI”); volume production is expected to commence in the second half of 2013.
•	Placed initial orders for manufacturing equipment for the new CCA cable and wire products. The Company expects to receive and begin installation of the new equipment, which will occupy four facilities in its new plant site, in the first half of 2013.
•	Introduced preliminary 2012 guidance, which calls for gross profit of $93-96 million, and non-GAAP net income of $61-64, representing 23-27% and 22-28% growth, respectively, over 2011.

“2011 was a year of progress and positioning for Lihua, as we achieved strong double-digit growth and record results across each of our key operating metrics. We are particularly proud of our 72% revenue growth for the year, which provides clear evidence of the continued strong demand for our industry-leading products,” said Mr. Jianhua Zhu, Lihua’s founder, Chairman and CEO. “We took an important step forward in the fourth quarter, increasing copper rod and anode production capacity to meet increasing customer demand. As a result, we expect to see a higher concentration of refined copper products in our revenue mix going forward. We continue to see positive cash flow from operations, and increased cash position by $15 million over prior year.

“In addition to our solid financial performance, there were several key operational developments that have further increased our ability to grow the business over the longer-term. Most notably, during the fourth quarter we completed efficiency enhancements on our two existing smelters to expand smelting capacity. These efficiency enhancements helped us increase output on our first copper anode smelter from 25,000 tons to 35,000 tons per year, while the addition of a vertical part to our horizontal copper rod smelter doubled annual copper rod capacity from 25,000 tons to 50,000 tons. These improvements, coupled with the upcoming opening of our new refined copper production facility, will allow Lihua to capture more of the pent-up market demand than we were able to previously. Looking at our overall goals for 2012, we plan to leverage our expanding capacity and growing product portfolio to increase our share of the copper and copper replacement markets, as we meet the demands of Chinese copper users. Looking ahead, we believe that 2012 will be another year of growth and expansion for Lihua, as we expect to achieve gross profit of $93-96 million and non-GAAP net income of $61-64 million for the year, representing an increase of 23-27% and 22-28%, respectively, over 2011.”

[3]	Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.
[4]	Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

Fourth Quarter 2011 Financial Results

Sales for the fourth quarter of 2011 increased 31% to $177.6 million, compared with sales of $135.5 million in the fourth quarter of 2010. The increase in sales comes from an increase in volume due to continued demand across each of Lihua’s product lines and an increase in refined copper capacity, offset by the decrease in copper prices in the fourth quarter of 2011 compared with same period 2010. Lihua’s wire products, copper anode and cooper rod accounted for sales of $94.0 million, $69.4 million and $14.3 million, respectively, in the fourth quarter of 2011. This compares with CCA and copper wire sales of $73.5 million, and copper anode sales of $61.9 million, respectively, in the fourth quarter of 2010. During the fourth quarter of 2011, the average selling price of Lihua’s products was $8,328 per ton, compared with $8,733 per ton in the same period last year, reflecting a decrease of 4.6% year-over-year.

Gross profit for the fourth quarter of 2011 was $19.7 million, down 5% from gross profit of $20.7 million for the fourth quarter of 2010. As a percentage of total sales, gross margin declined to 11.1% in the fourth quarter of 2011, from 15.2% for the same period last year, primarily due to the continued shift in product mix toward refined copper products, and more thicker copper wire and copper rod we sold during the fourth quarter of 2011, which carry lower gross profit margins than Lihua’s wire products, but have a much higher working capital turnover due to a significantly reduced production cycle.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2011 were $2.9 million, up 21%, compared with $2.4 million in the same period in 2010. The increase in SG&A was related to an increase in the Company’s sales force compared with the period a year ago, product distribution insurance and other costs directly related to Lihua’s increased business volume and scale of operations, as well as continued investment in the Company’s research and development efforts.

Interest expense for the fourth quarter of 2011 was $35,000, compared with $32,000 for the fourth quarter of 2010.

For the three months ended December 31, 2011, provision for income tax expense was $4.4 million, compared with $4.8 million for the three months ended December 31, 2010. The effective tax rate for the fourth quarter of 2011 was 25.6%, compared to 32.9% for the fourth quarter of 2010. Commencing in 2010, both Lihua Electron and Lihua Copper have been subject to an EIT rate of 25%.

Net income for the fourth quarter of 2011 was $12.7 million, or $0.42 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $9.9 million, or $0.33 per share, based on 30.0 million weighted average diluted shares outstanding during the same period in 2010.

Non-GAAP net income for the fourth quarter of 2011 was $12.8 million or $0.43 per diluted share, compared with non-GAAP net income of $13.4 million, or $0.44 per diluted share, for the fourth quarter of 2010. Non-GAAP net income excludes the impact of losses related to the change in fair value of warrants of $0.1 million and $3.6 million, in the fourth quarter of 2011 and 2010, respectively, and gains on extinguishment of warrant liabilities of ($2,000) and ($52,000), in the fourth quarter of 2011 and 2010, respectively.

Lihua International, Inc.

Adjusted EBITDA for the three months ended December 31, 2011 was $18.0 million, compared with $18.8 million for the same period in the prior year.

Balance Sheet

As of December 31, 2011, Lihua had $105.6 million, or $3.52 per share in cash and cash equivalents, compared with $90.6 million as of December 31, 2010. As of December 31, 2011, Lihua had working capital of $157.9 million and no debt.

Outlook

The Company expects to complete the addition of two smelters by end of April 2012. Once complete, the two new smelters will add additional 50,000 tons of annual production capacity for copper anode. The remainder of the construction of the entire approximately 30-acre new plant site is expected to be completed in year 2013. Production capacities for our new CCA cable and wire product is expected to be added in the second half of 2013.

The Company expects full-year 2012 gross profit to be between $93 million and $96 million, and non-GAAP net income between $61 million and $64 million, representing year-over-year growth of 23 - 27% and 22 - 28%, respectively. The Company expects that 2012 growth will be largely the result of continued strong demand in China for recycled copper and copper alternative products in the overall copper consumption market including the household appliance, consumer white goods and infrastructure markets, as well as the increase production capacity.

“In 2012, as we accelerate our expansion, we expect continued capital expenditures needed to continue the build-out of the facilities at our 30-acre site,” Mr. Zhu continued. “We expect additional capital spending of $35 - $40 million relating to the installation of the new CCA production equipment and completion of the build out of the entire plant site. We believe that our existing cash, cash equivalents and cash flows from operations will be sufficient to meet our expected Capex requirements. We also expect an increase in working capital needs as a result of the anticipated capacity increase in our copper anode operation, and our forthcoming CCA cable and wire products.”

Conference Call and Webcast

Management of Lihua International will host a conference call today, Thursday, March 15, 2012 at 8:00 a.m. Eastern time to discuss the fourth quarter and full year 2011 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 toll free in the U.S. and Canada, or 1-480-629-9665 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

Lihua International, Inc.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through March 20, 2012. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4521772. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Non-GAAP Net Income Calculation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$12,727,388	$9,855,420	$53,133,533	$38,465,975
Gain on Extinguishment of Warrant Liabilities	(1,522)	(51,528)	(87,777)	(186,897)
Change in fair value of warrants	120,677	3,554,654	(3,065,252)	1,448,819
Non-GAAP Net Income	$12,846,543	13,358,546	$49,982,181	39,727,897

Adjusted EBITDA Calculation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$12,727,388	$9,855,420	$53,133,533	$38,465,975
Depreciation and amortization	710,430	572,790	2,294,159	2,171,961
Share-based compensation expense	118,934	87,442	498,212	408,772
Gain on Extinguishment of Warrant Liabilities	(1,522)	(51,528)	(87,777)	(186,897)
Change in fair value of warrants	120,677	3,554,654	(3,062,575)	1,448,819
Interest income	(117,400)	(79,259)	(522,722)	(253,964)
Interest expenses	34,605	31,558	143,779	131,106
Provision for income tax	4,390,287	4,842,485	17,323,700	14,499,576
Adjusted EBITDA	$17,983,399	$18,813,562	$69,719,309	$56,685,348

Lihua International, Inc.

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Brandi Floberg or Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	As of December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$105,637,627	$90,609,340
Bills receivable, net	-	528,576
Accounts receivable, net	31,082,460	32,973,704
Prepayments for raw material purchases	21,882,977	-
Other receivables, deposits and prepayments	1,882,864	21,967
Prepaid land use right – current portion	405,034	211,499
Deferred income tax assets	200,588	127,317
Inventories	15,502,246	16,155,862
Total current assets	176,593,796	140,628,265
OTHER ASSETS
Property, plant and equipment, net	20,565,875	18,189,255
Construction in progress	18,794,910	916,782
Deposits for plant and equipment	3,428,082	-
Prepaid land use right – long-term portion	18,906,280	18,546,744
Intangible assets	170	3,547
Total non-current assets	61,695,317	37,656,328
Total assets	$238,289,113	$178,284,593

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$-	$2,264,937
Accounts payable	6,066,261	6,012,035
Other payables and accruals	6,370,833	3,186,174
Income taxes payable	4,607,533	4,981,383
Dividend payable	992,846	-
Warrant liabilities	615,000	8,682,441
Total current liabilities	18,652,473	25,126,970
Total liabilities	18,652,473	25,126,970

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,036,481 and 29,385,326 shares issued and outstanding as of December 31, 2011 and 2010, respectively	3,003	2,938
Additional paid-in capital	78,564,128	71,251,843
Treasury stock, at cost, 264,047 shares and nil as of December 31, 2011 and 2010, respectively	(2,126,597)	-
Statutory reserves	10,418,476	7,556,187
Retained earnings	116,369,487	67,091,089
Accumulated other comprehensive income	16,408,143	7,255,566
Total stockholders' equity	219,636,640	153,157,623
Total liabilities and stockholders' equity	$238,289,113	$178,284,593

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(audited)
	2011	2010	2011	2010

NET REVENUE	$177,579,159	$135,471,182	$637,093,439	$370,531,685

Cost of sales	(157,877,953)	(114,812,441)	(561,379,767)	(308,429,530)

GROSS PROFIT	19,701,206	20,658,741	75,713,672	62,102,155

Selling expenses	(660,992)	(614,817)	(2,485,978)	(2,058,323)
General and administrative expenses	(2,239,462)	(1,776,457)	(6,650,142)	(5,747,178)

Income from operations	16,800,752	18,267,467	66,577,552	54,296,654

Other income (expenses):
Interest income	117,400	79,259	522,722	253,964
Interest expenses	(34,605)	(31,558)	(143,779)	(131,106)
Foreign exchange differences	339,160	(80,663)	234,763	(112,443)
Gain/(loss) on extinguishment of warrant liabilities	1,522	51,528	88,777	186,897
Change in fair value of warrants	(120,677)	(3,554,654)	3,062,575	(1,448,819)
Other (expenses) income	14,123	(33,504)	114,623	(79,596)
Total other income (expenses)	316,923	(3,569,562)	3,879,681	(1,331,103)

Income before income taxes	17,117,675	14,697,905	70,457,233	52,965,551
Provision for income taxes	(4,390,287)	(4,842,485)	(17,323,700)	(14,499,576)

NET INCOME	$12,727,388	$9,855,420	$53,133,533	$38,465,975

OTHER COMPREHENSIVE INCOME:

Foreign currency translation adjustments	1,494,922	1,951,635	9,152,577	4,626,336

COMPREHENSIVE INCOME	$14,222,310	$11,807,055	$62,286,110	$43,092,311

Net income per share
Basic	$0.43	$0.34	$1.78	$1.38
Diluted	$0.42	$0.33	$1.77	$1.34

Weighted average number of shares outstanding
Basic	29,768,403	29,238,533	29,816,871	27,956,451
Diluted	29,951,511	30,041,669	30,076,130	28,671,363

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,133,533	$38,465,975	$13,732,698
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,294,159	2,171,961	1,652,863
Loss on disposal of property, plant and equipment	-	124,196	-
Share-based compensation	498,212	408,772	331,440
(Gain) loss on extinguishment of warrant liabilities	(88,777)	(186,897)	398
Change in fair value of warrants	(3,062,575)	1,448,819	11,877,341
Deferred income tax benefits	(65,136)	(25,638)	(74,621)
(Increase) decrease in assets:
Accounts receivable	3,487,873	(21,166,870)	(5,946,526)
Bills receivable	541,989	(517,114)	322,061
Prepayments for raw material purchases	(21,347,998)	-	-
Other receivables, deposits and prepayments	(1,814,309)	475,790	(492,804)
Inventories	1,442,579	1,880,784	(16,939,820)
Increase (decrease) in liabilities:
Accounts payable	(246,640)	915,611	2,932,371
Other payables and accruals	(782,013)	2,433,980	(150,322)
Income taxes payable	(612,900)	3,275,329	1,181,995
Net cash provided by operating activities	33,377,997	29,704,698	8,427,074

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and construction in progress	(16,965,626)	(2,258,580)	(5,094,444)
Deposits for plant and equipment	(3,344,274)	-	-
Proceeds from disposal of fixed assets	-	153,095	-
Payments for land use rights	-	(9,938,585)	-
Net cash used in investing activities	(20,309,900)	(12,044,070)	(5,094,444)

CASH FLOWS FROM FINANCING ACTIVITIES
New short-term bank loans	-	-	2,196,772
Repayments of short-term bank loans	(2,322,413)	-	(6,150,962)
Release of restricted cash related to private placement	-	575,000	1,175,000
Repurchase of common stock	(2,126,597)	-	-
Proceeds from exercise of warrants	1,898,050	3,226,300	125,650
Proceeds from public offering of common stock, net of expenses	-	32,069,517	7,864,000
Net cash (used in) provided by financing activities	(2,550,960)	35,870,817	5,210,460

Foreign currency translation adjustment	4,511,150	2,463,057	29,899
INCREASE IN CASH AND CASH EQUIVALENTS	15,028,287	55,994,502	8,572,989
CASH AND CASH EQUIVALENTS, at the beginning of the year	90,609,340	34,614,838	26,041,849

CASH AND CASH EQUIVALENTS, at the end of the year	$105,637,627	$90,609,340	$34,614,838

MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$498,212	$408,772	$331,440
Issuance of common stock to settle warrant liabilities	4,916,088	6,854,964	200,322
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$143,779	$131,106	$335,335
Cash paid for income taxes	18,056,035	11,198,079	4,140,273